FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr. Senior Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bank Completes Sale of Maryland Offices

Warren, Pennsylvania — May 22, 2017

Northwest Bank, a subsidiary of Northwest Bancshares, Inc. (NasdaqGS: NWBI), announced the completion of the sale of three full-service offices in Maryland to Shore United Bank, a subsidiary of Shore Bancshares, Inc., on May 19, 2017. In addition to the transfer of the three office facilities, the divestiture included $212 million of deposits and $125 million of loans. The Company recorded a $17 million gain on the sale which will be reflected in the earnings for the second quarter.

     Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 164 full-service community banking offices and nine free standing drive-through facilities in Pennsylvania, New York and Ohio. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with commercial real-estate and business loans. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.